UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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The following is a communication from Dan F. Smith, Chairman, President and Chief Executive Officer of Lyondell Chemical Company, posted on Lyondell's internal website to all employees.

To:              All employees
From:         Dan Smith

Over the past few weeks, we’ve made significant progress toward closing the Lyondell-Basell transaction, and in planning for transition and integration activities. The first of many important decisions has been made and, to the extent possible, I want to share them with you as they occur.

First, I have been offered the position of Chairman of the new, combined company, and I am considering that opportunity. Additionally, Volker Trautz, currently CEO of Basell, has been offered, and has accepted, the position of CEO of the combined company.  Beginning next week, he will be in Houston meeting with many Lyondell officers as he begins the process of setting up his new, post-close organization.

Earlier this week, Lyondell announced that our special shareholder meeting will take place on Tuesday, Nov. 20, where shareholders will vote on the proposed merger transaction.  I know I can count on everyone involved to continue working hard to complete the transaction.

I will be traveling for much of the next two weeks, working toward the close of the transaction and preparing for a successful integration. As soon as I can, I will plan to meet with as many of you as possible. Until then, we all need to keep in mind our most important priorities: Keeping our eye on the ball – nothing is more important than the continued safe, reliable operation of our business – and ensuring the success of the combined company.

Ultimately, this merger is an acknowledgement of the tremendous accomplishments that together we have achieved in building Lyondell over the years. As we work with Basell to build an even greater global leader, your continued contributions will be critical to assuring the success of the combined company.

As the Steering Team makes important decisions including organizational structure, compensation philosophy, headquarters location and company name, we will keep you informed. In the meantime, please continue to dialog with your supervisor and keep submitting inquiries to the “questions” mailbox.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.